Exhibit 4.39

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is made and entered into as of April 7, 2004 by and between ChipMOS TECHNOLOGIES INC., a company incorporated under the laws of the Republic of China (the “ROC”) and having its principal office of business located at No. 1, R&D Rd. 1, Science Park, Hsinchu, Taiwan, ROC (the “Assignor”) and ChipMOS TECHNOLOGIES (Bermuda) LTD., a company organized under the laws of Bermuda and having its principal office of business located at Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda (the “Assignee”).

WHEREAS, the Assignor owns certain technologies for the assembly and testing of wafer and semiconductor products (including sub-systems and modules), and a copy of which is attached hereto as Annex I;

WHEREAS, the Assignor owns certain associated systems for implementing said technologies, and a copy of which is attached hereto as Annex II; and

WHEREAS, the Assignor is desirous of assigning the entire right, title and interest throughout the world in and to the aforesaid technologies and systems (collectively, the “Technologies”) to the Assignee and the Assignee is desirous of obtaining the same.

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

1.	The Assignor hereby agrees to assign to the Assignee all right, title and interest in and to the Technologies in any country and all rights of international priority in any country that are created by any law, treaty or international document, to be held and enjoyed by the Assignee.

2.	The Assignor represents and warrants that it has the full and unencumbered right to sell and assign the interest herein sold and assigned and that the Assignor has not executed and will not execute any document or instrument in conflict herewith.

3.	The Assignee hereby agrees and covenants to pay to the Assignor on July 7, 2004 the aggregate purchase price of the Technologies of US$19.7 million in immediately available funds by wire transfer to a bank account or accounts designated by the Assignor.

4.	The Assignor covenants and agrees that at any time upon request of the Assignee, the Assignor shall communicate to the Assignee or assigns all information known relating to said Technologies and that the Assignor shall execute and deliver any papers and perform all other lawful acts deemed necessary or desirable by the Assignee to perfect title to the Technologies.

5.	The Assignor hereby grants to the Assignee the power to insert in this assignment any further identification that may be necessary or desirable to comply with the rules of any patent office of any country for recordation of this assignment.

6.	This Agreement constitutes the entire agreement between the parties with respect to the assignment by the Assignor of the Technologies to the Assignee, and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

7.	This Agreement shall be governed by and construed in accordance with the laws of the ROC. In the event of any dispute arising from or in connection with this Agreement, both parties agree that the Hsinchu District Court of the ROC shall be the court of jurisdiction in the first instance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ChipMOS TECHNOLOGIES INC.

By:	/s/ Shih-Jye Cheng
Name:	Shih-Jye Cheng
Title:	Chairman

ChipMOS TECHNOLOGIES (Bermuda) LTD.

By:	/s/ Hung-Chiu Hu
Name:	Hung-Chiu Hu
Title:	Chairman

ANNEX I    LIST OF TECHNOLOGIES

1.	Package Y Leadframe Design

2.	Rigid & Flex substrate design

3.	Package assembly technology

.small tool/mold chassis design

4.	Testing technology

.burn-in board design

.hi-fix/change kit/small tool design

5.	Test program development

ANNEX II     DESCRIPTION OF SYSTEMS

1.	Quality system

2.	Logistic system

3.	Financial system

4.	ITM system

Checklist of the systems

1.	Lotus Notes system application (OA, Work flow, DCC)

2.	Business management system application

3.	Personal data and payroll system of testing

4.	Manufacture execution system of testing

5.	Manufactory automation system of package assembly

6.	Production automation system of package assembly

7.	Test program management

8.	System hardware

9.	System software

10.	System/data maintenance & support